EXHIBIT 5


March 6, 2003


Dade Behring Holdings, Inc.
1717 Deerfield Road
Deerfield, Illinois  60015

Ladies and Gentlemen:

I refer to the registration statement on Form S-8 (the "Registration Statement") of Dade Behring Holdings, Inc. (the "Registrant") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the sale of up to 8,379,412 shares of the Registrant's Common Stock, $.01 par value per share (the "Shares") to be issued pursuant to the Dade Behring Holdings, Inc. 2002 Management Stock Option Plan, the Dade Behring Holdings, Inc. 2002 Chief Executive Officer Equity Plan, the Dade Behring Holdings, Inc. 2002 Management Stock Award Plan, the Dade Behring Holdings, Inc. 2002 Director Stock Option Plan, the Dade Behring Nonemployee Directors' Deferred Stock Compensation Plan and the Dade Behring Employee Stock Purchase Plan (the "Plans") accompanied by an equivalent number of rights to purchase 1/1000 of a share of Series A Junior Participating Preferred Stock, $.01 par value per share of Dade Behring Holdings, Inc., (the "Rights") as specified in the Registration Statement.

I am admitted to practice law in the State of Illinois, and I render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of Illinois and of the Delaware General Corporation Law.

I have examined and am familiar with (i) the Registrant's Third Amended and Restated Certificate of Incorporation (ii) the Registrant's Third Amended and Restated By-laws (iii) the corporate proceedings relating to the Registration Statement and the issuance of the Shares, and (iv) the Registration Statement. In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies thereof. In additional, I have made such other examination of law and fact as I consider relevant for the purposes of this opinion.

Based on the foregoing, I am of the opinion that the Shares and Rights being registered, when issued in accordance with the related resolutions of the Board of Directors and the terms of the Plans and the grants thereunder, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.


Very truly yours,


/s/ Louise S. Pearson
--------------------
Louise S. Pearson
Vice President, Secretary
and General Counsel